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                                                                   EXHIBIT 10.13

                               LICENSE AGREEMENT

     This Agreement, made and entered into as of this 29th day of June 1995 (the "Effective Date") by and between THE JOHNS HOPKINS UNIVERSITY, a corporation duly organized and existing under the laws of the State of Maryland and having its principal place of business at Charles and 34th Streets, Baltimore, Maryland 21218, U.S.A. (hereinafter referred to as "JOHNS HOPKINS") and SANGAMO BIOSCIENCES, INC. a corporation duly organized under the laws of Delaware and having its principal office at P.O. Box 334, Ross, California 94957 (hereinafter referred to as "LICENSEE").

                                   WITNESSETH

     WHEREAS, JOHNS HOPKINS is the owner of certain Patent Rights (as later defined herein) relating to inventions from its laboratories directed by Srinivasan Chandrasegaran, Ph.D. concerning custom design and development of novel DNA-binding proteins for uses, including but not limited to laboratory reagents, clinical diagnostics and therapeutics and has the right to grant licenses under said Patent Rights, subject only to certain march-in-rights retained by the United States Government, including royalty-free, nonexclusive licenses;

     WHEREAS, JOHNS HOPKINS desires to have the Patent Rights utilized in the public interest and is willing to grant a license thereunder;

     WHEREAS, JOHNS HOPKINS and LICENSEE are parties to a Research Agreement having even date herewith (Appendix D);

     WHEREAS, JOHNS HOPKINS is acting herein for itself;

     WHEREAS, LICENSEE has represented JOHNS HOPKINS to induce JOHNS

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HOPKINS to enter into this Agreement that LICENSEE shall commit itself to a thorough, vigorous and diligent program of exploiting the Patent Rights so that public utilization shall result therefrom;

     WHEREAS, Dr. Chandrasegaran will continue to have full academic freedom to continue his scientific investigations and interactions with his colleagues; and

     WHEREAS, LICENSEE desires to obtain a license under the Patent Rights upon the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

                            ARTICLE I - DEFINITIONS

     For the purposes of this Agreement, in addition to other terms defined herein, the following words and phrases shall have the following meanings:

     1.1 "LICENSEE" shall mean SANGAMO BIOSCIENCES and any Subsidiary of SANGAMO BIOSCIENCES.

     1.2 "Subsidiary" shall mean any corporation, company or other entity more than fifty percent (50%) of whose voting stock is owned or controlled directly or indirectly by SANGAMO BIOSCIENCES; any parent corporation, company or other entity which owns, directly or indirectly, more than fifty percent (50%) of the voting stock of SANGAMO BIOSCIENCES; and any corporation, company or other entity in which such parent corporation, company or other entity owns, directly or indirectly, more than fifty percent (50%) of the voting stock.

     1.3 "Patent Rights" shall mean the inventions disclosed and claimed in the United States and foreign patents and/or patent applications listed in Appendix A.

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     1.4  A "Licensed Product" shall mean any product or part thereof which:

          (a) is covered in whole or in part by an issued, valid, enforceable, unexpired claim or a pending claim contained in the Patent Rights in the country in which any Licensed Product is made, used or sold;

          (b) is manufactured by using a process which is covered in whole or in part by a valid, enforceable, issued, unexpired claim or a pending claim contained in the Patent Rights in the country in which any Licensed Process is used or in which the Licensed Product is used or sold.

     1.5 A "Licensed Process" shall mean any process which is covered in whole or in part by a valid, enforceable, issued, unexpired claim or a pending claim contained in the Patent Rights.

     1.6 "Net Sales" shall mean the invoiced sales price of Licensed Products to an end-user that is not a Subsidiary or a sublicensee in a country in which such sales would infringe a valid claim contained in the Patent Rights in such country after deducting:

          (a)  Discounts allowed in amounts customary in the trade;

          (b) Sales taxes, tariffs, duties, use taxes and/or other governmental levies directly imposed and with reference to particular sales;

          (c)  Outbound transportation prepaid or allowed; and

          (d)  Amounts allowed or credited on returns.

No deductions shall be made for commissions paid to individuals whether they be with independent sales agencies or regularly employed by LICENSEE and on its payroll, or for cost of collections. Licensed Products shall be considered "sold" when billed out or invoiced.

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     1.7  "Invention" shall mean custom designed novel DNA-binding proteins.

                               ARTICLE II - GRANT

     2.1 JOHNS HOPKINS hereby grants to LICENSEE the exclusive worldwide right and license to make, have made, use, lease and sell the Licensed Products, and to practice the Licensed Processes, including the right to grant sublicenses, subject to 35USC200-211 and the regulations promulgated thereunder, to the end of the term for which the Patent Rights are granted by the applicable governmental authority, unless sooner terminated as hereinafter provided (the "Term"). JOHNS HOPKINS reserves the non-transferable royalty-free right to practice the subject matter of any claim within the Patent Rights for its own internal purposes. If Dr. Chandrasegaran leaves JOHNS HOPKINS, he shall have the non-transferable, royalty-free right to practice any claim within the Patent Rights for his own academic purposes.

     2.2 In order to establish a period of exclusivity for LICENSEE, JOHNS HOPKINS hereby agrees that it shall not grant any other license to make, have made, use, lease or sell Licensed Products or to practice Licensed Processes except for its internal research activities during the period of time (the "Exclusive Period") commencing with the Effective Date of this Agreement and terminating with expiration of the last-to-expire patent licensed under this Agreement, unless converted earlier to a nonexclusive license pursuant to Paragraph 4.4 hereof or pursuant to a requirement by the United States Government in accordance with 35USC200-211.

     2.3 LICENSEE shall have the right to sublicense all or any part of this license. LICENSEE agrees that any sublicenses granted by it shall provide that the obligations to JOHNS HOPKINS of Articles II, VIII, IX, X, XIII, XV, and Paragraphs 5.1 and 5.2 of this

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Agreement shall be binding upon the sublicensees as if it were a party to this
Agreement. LICENSEE further agrees to attach copies of these Articles to sublicense agreements.

     2.4 LICENSEE agrees to forward to JOHNS HOPKINS a copy of any and all fully executed sublicense agreements, and further agrees to forward to JOHNS HOPKINS, quarterly, pursuant to Paragraph 5.2 a copy of such reports received by LICENSEE from its sublicensees during the preceding twelve (12) month period under the sublicense as shall be pertinent to a royalty accounting under said sublicense agreements.

     2.5 Subject to Sections 2.6, 2.7 and 15.7 below, the license granted hereunder shall not be construed to confer any rights upon LICENSEE by implication, estoppel or otherwise as to any technology not specifically set forth in Appendix A, Appendix B, Appendix C, and Appendix D hereof.

     2.6 JOHNS HOPKINS hereby also grants to LICENSEE a right of first negotiation at then commercially reasonable terms, to obtain an exclusive license to any Inventions, as previously defined, developed during the term of this Agreement and any extension thereof and pursuant to any Research Agreement between the parties hereto (Appendix D). JOHNS HOPKINS shall promptly give LICENSEE written notice of any such Inventions, as defined, and LICENSEE shall have one hundred and twenty (120) days from the date of receipt of such notice to give JOHNS HOPKINS written notice of its intent to exercise such option and complete negotiations. JOHNS HOPKINS shall not negotiate with any third party regarding these Inventions during the period of LICENSEE's right to negotiate. During the term of this Agreement and any extension thereof, Dr. Chandrasegaran shall be free to pursue any scientific investigations of his choice through collaboration with colleagues. Should any such collaboration involve a Licensed Product or Licensed Process, JOHNS HOPKINS will take the initiative of promptly communicating


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with these colleagues for the purpose of using its reasonable best efforts to have such colleagues agree to be bound by the terms of this Agreement with regard to Licensed Products and Licensed Processes.

     2.7 Appendix B attached hereto contains ideas conceived by Dr. Chandrasegaran for developing laboratory reagents, diagnostics, and pharmaceuticals relating to chimeric restriction endonucleases. Dr. Chandrasegaran shall give written notice of any Invention resulting under the Advanced Technology Program within sixty (60) days of the completion of the funding of such program. Any Invention resulting in whole or in part from said ideas which are made pursuant to an award under the Advanced Technology Program where a grant application was filed on March 29, 1995 (Appendix C) shall be assigned to LICENSEE pursuant to Section 15.7 below and Dr. Chandrasegaran will be named as sole inventor unless another individual makes a creative input to said Invention. LICENSEE shall have the first right of negotiation, under then commercially reasonable terms, to obtain an exclusive, royalty-bearing license under any Invention resulting from said ideas in Appendix B made by Dr. Chandrasegaran with funding from a source other than the Advanced Technology Program grant.

                          ARTICLE III - DUE DILIGENCE

     3.1 In order to assure the diligent development of the Licensed Products and Licensed Processes, LICENSEE shall either fulfill the due diligence milestones set forth in Paragraph 3.2 below or make the minimum royalty payments set forth in Paragraph 3.3 below.

     3.2  LICENSEE's due diligence milestones shall be a follows:

          (a) Within six (6) months from the date of this Agreement, LICENSEE shall deliver a business plan describing a program for the development of the Patent Rights.


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          (b)  Within four (4) years from the Effective Date of this Agreement,
               LICENSEE shall have spent or caused to be spent, either directly by LICENSEE or indirectly pursuant to agreements entered into by LICENSEE (including Research Agreement funding and grant funding provided by or associated with LICENSEE to JOHNS HOPKINS), a total of One Million Dollars ($1,000,000) on activities relating to the research and development, marketing, sale, manufacture, lease and use of Licensed Products and Licensed Processes. All amounts expended on Licensed Products and Licensed Processes shall be credited toward the above indicated amounts, including but not limited to salaries, overhead salaries, overhead, capital, equipment, consulting fees and cost of materials.

          (c) Within four (4) years from the Effective Date of this Agreement, LICENSEE shall submit an Experimental Plan for, and begin experimental work on, an appropriate testing program for at least one (1) Licensed Product. Such Experimental Plan shall be sufficiently detailed and comprehensive that, in the good faith opinion of LICENSEE and its counselors, the Plan shall, if successful, be reasonably adequate to support a credible and potentially successful Investigative New Drug (IND) application to the U.S. Food and Drug Administration within seven (7) years from the Effective Date of this Agreement.

          (d) Within seven (7) years of the Effective Date of this Agreement, LICENSEE shall have submitted a complete Investigative New Drug application to the U.S. FDA, such IND to be supported with appropriate studies and other toxicity and safety tests as may be required by the FDA.

          (e) Within three (3) years of the Effective Date of this Agreement, LICENSEE shall have made a first commercial sale of at least one
               (1) Licensed Product.

     3.3 In the event that LICENSEE has failed to meet any particular due diligence milestone set forth in Paragraph 3.2 above on or before the date set forth therein with respect to each such milestone, JOHNS HOPKINS shall notify LICENSEE thereof and LICENSEE shall have ninety (90) days following such notification either to establish to the

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reasonable satisfaction of JOHNS HOPKINS that it has met such milestone or to make the initial penalty payment referred to in Paragraph 3.4 below.

     3.4 In the event that LICENSEE shall have failed to establish its achievement of any particular milestone to the reasonable satisfaction of JOHNS HOPKINS as set forth in Paragraph 3.3 above, JOHNS HOPKINS shall have the right to terminate this Agreement, unless LICENSEE shall make to JOHNS HOPKINS the following penalty payments:

          (a)  To maintain the exclusive rights granted herein on an exclusive
               basis as set forth in Paragraph 2.2, the amount of      *
                                 in the year of the breach and       *
                                 annually thereafter until the breach is cured;
               with such amount increasing to               *
                          annually commencing the eighth year following the
               Effective Date of this Agreement.

          (b)  To maintain its rights granted herein without the exclusivity
               provisions of Paragraph 2.2, the sum of          *
                                 in the year of the breach and       *
                                          per year thereafter until cured.

     The penalty payments described in (a) and (b) above shall only be due within thirty (30) days following the failure of LICENSEE to achieve a milestone or cure such failure within the ninety (90) days set forth in Paragraph 3.3 above. LICENSEE's obligation to make such penalty payments shall terminate when the applicable milestone has been met.

                             ARTICLE IV - ROYALTIES

     4.1 For the rights, privileges and license granted hereunder, LICENSEE shall pay to JOHNS HOPKINS in the manner hereinafter provided for so long as LICENSEE by its activities would, but for the licenses granted herein, infringe a valid, enforceable claim of an unexpired Patent Right or until this Agreement shall be terminated as hereinafter

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  the Commission. Confidential treatment has been requested with respect to the omitted portions.
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provided:

          (a) At the time that LICENSEE closes financing equal to a total cumulative equity investment of at least Five Hundred Thousand Dollars ($500,000) ("Initial Financing"), LICENSEE shall issue to JOHNS HOPKINS that number of common units equal to that portion of the total number of common and preferred units issued with respect to the first Five Hundred Thousand Dollars ($500,000) in equity capital invested in the LICENSEE multiplied by 0.075. If the preferred units issued in any financing have antidilution protection, JOHNS HOPKINS shall be entitled to equivalent protection for its common units. JOHNS HOPKINS shall also be entitled, at its sole option, to invest its own funds in the second and any subsequent round of investment funding at a price per unit which is the same price as is offered to other second round investors, for up to a total number of shares such that JOHNS HOPKINS' share of equity in the Company would remain at seven-and-one-half percent (7.5%).

          (b) At the time that the cumulative equity capital invested in the Company is equal to Two Million Dollars ($2,000,000), LICENSEE shall pay to JOHNS HOPKINS:

               (i)  a License Issue Fee of                *
                                  *                 of said License Issue Fee
                    shall be considered an Administrative Signing Fee); and

               (ii) shall commence annual maintenance fees of        *
                            * due on January 1 of each year following the financing date.

          (c) LICENSEE shall also pay to JOHNS HOPKINS a running royalty on Licensed Products during the Exclusive Period for such products as follows:

               (i)  For sales by LICENSEE and it Subsidiaries:

                    (1)  for reagent products,               *
                                    *          of Net Sales;        *
                                              *               of Net Sales; and
                                                 *


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  the Commission. Confidential treatment has been requested with respect to the omitted portions.
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                             *     ;

                    (2)  for diagnostic products,        *        of Net Sales;
                              *        of Net Sales; and        *
                              *   of Net Sales in excess of    *
                              *   ; and

                    (3)  for therapeutic products,           *
                            *  of Net Sales;       *     of Net Sales; and
                            *  of Net Sales in excess of     *
                            *  .

               (ii) for sales by sublicensees:

                    (1)  for reagents products, the greater of  *  of Net Sales
                         or       *            sublicense royalties received by
                         LICENSEE;

                    (2)  for diagnostic products, the greater of  *   of Net
                         Sales or    *        of          *        sublicense
                         royalties received by LICENSEE; and

                    (3)  for therapeutic products, the greater of    *    of Net
                         Sales or       *       of sublicense royalties received
                         by LICENSEE.

          (d) LICENSEE shall pay to JOHNS HOPKINS * of initial License Fees (excluding all other forms of payment including, but not limited to, research funding) LICENSEE receives from all sublicensees.

          (e) During the nonexclusive period for any Licensed Product, LICENSEE shall pay to JOHNS HOPKINS a running royalty on the Net Sales of such Licensed Products sold by LICENSEE, its Subsidiaries and its
               sublicensees equal to    *       the royalty set forth in (c)
               above for sales during the Exclusive Period.

     4.2 No multiple royalties shall be payable because any Licensed Product, its

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  the Commission. Confidential treatment has been requested with respect to the omitted portions.

manufacture, lease or sale are or shall be covered by more than one patent application or patent licensed under this Agreement or acquired under a license pursuant to Paragraph 2.6 or 2.7. If a Licensed Product is covered by this Agreement and a License Agreement pursuant to Paragraph 2.6 and/or 2.7 the highest applicable royalty rate will apply. If, as to any Licensed Product, LICENSEE is required to pay a royalty to any third party, the royalty rates set
forth in Paragraph 4.1 shall be reduced by        *       of the royalty rates
paid to the third party, but in no event shall the rates in Paragraph 4.1 be
reduced by more than          *         .

     4.3 Royalty payments shall be paid in United States dollars in Baltimore, Maryland, at the time and in the manner provided in Article V below. If any currency conversion shall be required in connection with the payment of royalties hereunder, such conversion shall be made by using the exchange rate prevailing at the Bank of America Corporation on the last business day of the calendar quarterly reporting period to which such royalty payments relate.

     4.4 At the end of the first calendar year beginning after the first commercial sale of a Licensed Product by LICENSEE, a subsidiary, or a
     * , and each calendar year thereafter (hereinafter "Royalty Year"), LICENSEE shall pay JOHNS HOPKINS the greater of royalties payable pursuant to Paragraph 4.1(c) or a minimum annual royalty according to the following schedule:

  At the End of the First Royalty Year  -               *

  At the End of the Second Royalty Year -               *

  At the End of the Third and Through
  the Ninth Royalty Year                -               *

  At the End of the Tenth and Each
  Subsequent Royalty Years              -               *


Said minimum annual royalty shall be paid to JOHNS HOPKINS within thirty (30) days of

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  the Commission. Confidential treatment has been requested with respect to the omitted portions.

the end of each Royalty Year. Failure by LICENSEE to pay the minimum annual royalty required by this Paragraph 4.4 shall give JOHNS HOPKINS the right to convert the exclusive license granted by this Agreement to a nonexclusive license.

                        ARTICLE V - REPORTS AND RECORDS

     5.1 LICENSEE shall keep full, true and accurate books of account containing all particulars that may be necessary for the purpose of showing the amounts payable to JOHNS HOPKINS hereunder. Said books of account shall be kept at LICENSEE's principal place of business or the principal place of business of the appropriate Division of LICENSEE to which this Agreement relates. Said books and the supporting data shall be open at all reasonable times for five
(5) years following the end of the calendar year to which they pertain, to the inspection of JOHNS HOPKINS or its agents for the purpose of verifying LICENSEE's royalty statement or compliance in other respects with this Agreement.

     5.2 Commencing with the first commercial sale of a Licensed Product, LICENSEE, within sixty (60) days after March 31, June 30, September 30 and December 31, of each year, shall deliver to JOHNS HOPKINS true and accurate reports, giving such particulars of the business conducted by LICENSEE, its Subsidiaries and its sublicensees during the preceding three-month period under this Agreement as shall be pertinent to a royalty accounting hereunder. These shall include at least the following:

          (a)  All Licensed Products manufactured and sold.

          (b)  Total billings for Licensed Products sold.

          (c)  Accounting for all Licensed Processes used or sold.


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               (d)  Deductions applicable as provided in Paragraph 1.6.

               (e)  Total royalties due.

               (f)  Names and addresses of all sublicensees of LICENSEE.

Where reasonably practical, LICENSEE shall, to the best of its knowledge, subcategorize the Licensed Products sold so as to assign the royalties paid to individual patent(s) of Appendix A. Such subcategorization shall be for JOHNS HOPKINS administrative purposes only and shall in no way affect any obligations of any part or the amounts of royalties to be paid under this Agreement. Until there has been a first commercial sale of a Licensed Product, the LICENSEE shall give an annual report of LICENSEE's efforts to achieve a first commercial sale.

     5.3 With each such report submitted, LICENSEE shall pay to JOHNS HOPKINS the royalties due and payable under this Agreement. If no royalties shall be due, LICENSEE shall so report.

     5.4  The royalty payments set forth in this Agreement shall, if overdue,
bear interest until payment at a per annum rate           *            the
prime rate in effect at Bank of America on the due date. The payment of such interest shall not foreclose JOHNS HOPKINS from exercising any other rights it may have as a consequence of the lateness of any payments.

                        ARTICLE VI - PATENT PROSECUTION

     6.1 JOHNS HOPKINS represents that Appendix A, as amended from time-to-time, contains an accurate and complete listing of the patent applications and issued patents included within the Patent Rights. JOHNS HOPKINS agrees to promptly amend Appendix A within thirty (30) days of any new Invention made pursuant to the ATP.


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  the Commission. Confidential treatment has been requested with respect to the omitted portions.

     6.2 JOHNS HOPKINS warrants that it has the right to grant the rights and licenses granted herein to LICENSEE free and clear of all liens and encumbrances, except to the extent set forth in Article XII.

     6.3 Within ninety (90) days of the completion of the financing set forth in Paragraph 4.1(b), LICENSEE shall reimburse JOHNS HOPKINS for previously-incurred as well as future expenses paid to third parties relating to drafting, filing, prosecuting and maintaining U.S. and foreign patent applications and patents included in the Patent Rights; provided, however, if such reimbursement amount exceeds Fifty Thousand Dollars ($50,000), then the amount above $50,000 shall be due twenty-four (24) months from the date of the initial payment, JOHNS HOPKINS shall, on LICENSEE's request and expense, file, prosecute, and maintain appropriate additional foreign patent applications and patents directed to the inventions which will be included in the Patent Rights and LICENSEE shall be licensed thereunder. If LICENSEE elects not to pay expenses associated with filing, prosecuting, and maintaining U.S. and foreign patent applications and patents directed to the inventions, JOHNS HOPKINS may file, prosecute, and maintain such U.S. and foreign patent applications and patents at its own expense and LICENSEE shall not be licensed thereunder.

     6.4 With regard to substantive correspondence, patent applications and patents included in the Patent Rights, JOHNS HOPKINS shall in a timely manner send LICENSEE (a) copies of all proposed patent applications and correspondence to the respective patent office, give LICENSEE an opportunity to comment thereon, and incorporate such changes as reasonably requested by LICENSEE; and
(b) copies of correspondence from the patent office.

     6.5  JOHNS HOPKINS shall reasonably respond to LICENSEE's request for

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
change in outside patent counsel.

                           ARTICLE VII - INFRINGEMENT

     7.1 Each party to this Agreement shall promptly notify the other party in writing of any alleged infringement and of any available evidence of infringement by a third party of any patents within the Patent Rights of which it becomes aware.

     7.2 During the term of this Agreement, LICENSEE shall have the right, but shall not be obligated, to prosecute at its own expense any such infringements of the Patent Rights and, in furtherance of such right, LICENSEE hereby agrees that JOHNS HOPKINS may join LICENSEE as a party plaintiff in any such suit, without expense to JOHNS HOPKINS, provided, however, that such right to bring an infringement action shall remain in effect only for so long as the license granted herein remains exclusive. No settlement, consent judgment or other voluntary final disposition of the suit may be entered into without the consent of JOHNS HOPKINS, which consent shall not unreasonably be withheld. LICENSEE shall indemnify JOHNS HOPKINS against any order for costs or other expenses that may be made against JOHNS HOPKINS in such proceedings. The total cost of any such infringement action commenced or defended solely by LICENSEE shall be borne by LICENSEE, and LICENSEE shall keep any recovery damages for past infringement derived therefrom, after payments to JOHNS HOPKINS of the royalty rate set forth in Paragraph 4.1(c)(i) applied to the sum of the recovery, damages or any other amount received in any form of disputation and/or in settlement of any infringement or alleged infringement of the Patent Rights remaining after LICENSEE has reimbursed itself for all costs, including legal costs, associated with the prosecution.

     7.3 If within six (6) months after having been notified of any alleged infringement,


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
LICENSEE shall have been unsuccessful in persuading the alleged infringer to desist and shall not have brought and shall not be diligently prosecuting any infringement action, or if LICENSEE shall notify JOHNS HOPKINS at any time prior thereto of its intention not to bring suit against any alleged infringer, then, JOHNS HOPKINS shall have the right, but shall not be obligated to prosecute at its own expense any infringement of the Patent Rights, and JOHNS HOPKINS may, for such purposes, use the name of LICENSEE as party plaintiff without expense to LICENSEE, and JOHNS HOPKINS shall keep any recovery or damages derived therefrom.

     7.4 In the event that a declaratory judgment action alleging invalidity or noninfringement of any of the Patent Rights shall be brought against LICENSEE, JOHNS HOPKINS at its option, shall have the right, within thirty (30) days after commencement of such action, to intervene and participate in the defense of the action at their own expense.

     7.5 In any infringement suit that any party hereto may institute to enforce the Patent Rights pursuant to this Agreement, the other party hereto shall, at the request and expense of the party initiating such suit, cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like.

     7.6 LICENSEE, during the Exclusive Period of this Agreement, shall have the sole right in accordance with the terms and conditions herein to sublicense any alleged infringer under the Patent Rights to avoid future infringements. Amounts received from any such sublicensee constituting retroactive royalties shall be considered amounts received in settlement and accounted for under Paragraph 7.2 above. Otherwise, amounts received from such sublicensee shall be treated in accordance with Paragraph





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4.1(c) above.

                            ARTICLE VIII - LIABILITY

     8.1 Inasmuch as JOHNS HOPKINS will not, under the provisions of this Agreement or otherwise, have control over the manner in which LICENSEE, or its Subsidiaries or its agents or its sublicensees or those operating for its account, or third parties who purchase Licensed Products from any of the foregoing entities, practice any invention encompassed by the license granted herein, LICENSEE shall defend and hold JOHNS HOPKINS, it trustees, officers, employees, students, and affiliates harmless as against any judgments, fees, expenses or other costs (including reasonable attorneys' fees) arising from or incidental to any product liability or other lawsuit brought as a consequence of the practice of said invention by any of the foregoing entities, whether or not JOHNS HOPKINS is named as party defendant in any such lawsuit. LICENSEE shall have the right to defend such a product liability lawsuit with counsel of its own choosing and JOHNS HOPKINS will cooperate in the defense of such action at LICENSEE's expense. Practice of the Invention encompassed by the license granted herein by a Subsidiary or an agent or a sublicensee, or a third party on behalf of or for the account of LICENSEE or by a third party who purchases Licensed Products from any of the foregoing shall be considered LICENSEE's practice of said invention for purposes of this Paragraph 8.1. The provisions of this Paragraph 8.1 shall survive termination of this Agreement.

     8.2 LICENSEE shall maintain or cause to be maintained, prior to the first planned use of Licensed Products or Licensed Processes in humans, product liability insurance or other protection reasonably acceptable to JOHNS HOPKINS which shall


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
protect LICENSEE and JOHNS HOPKINS in regard to events covered by Paragraph 8.1 above. LICENSEE will disclose to JOHNS HOPKINS the amount and kind of product liability insurance it obtains, will give JOHNS HOPKINS a copy of the certificate of insurance, and will increase or change the kind of insurance at the reasonable request of JOHNS HOPKINS, provided such insurance is available to LICENSEE at commercially reasonable rates.

     8.3 Except as otherwise expressly set forth in this Agreement, JOHNS HOPKINS makes no representations and extend no warranties of any kind, either express or implied, including but not limited to warranties of merchantability, fitness for a particular purpose, and validity of Patent Rights claims, issued or pending.

     8.4 No liability under this Agreement shall result to a party from delay in performance caused by force majeure, that is, circumstances beyond the reasonable control of the party affected thereby, including, without limitation, acts of God, earthquake, fire, flood, war, government regulations, labor unrest, or shortage of or an inability to obtain material or equipment.

                          ARTICLE IX - EXPORT CONTROLS

     It is understood that JOHNS HOPKINS is subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities (including the Arms Export Control Act, as amended and the Export Administration Act of 1979), and that their obligations hereunder are contingent on compliance with applicable United States export laws and regulations. The transfer of certain technical data and commodities may require a license from the cognizant agency of the United States Government and/or written assurances by

LICENSEE that LICENSEE shall not export data or commodities to certain foreign countries without prior approval of such agency. JOHNS HOPKINS neither represents that a license shall not be required nor that, if required, it shall be issued.

                          ARTICLE X - NON-USE OF NAMES

     LICENSEE shall not use the name of JOHNS HOPKINS, nor any of its employees, or any adaptation thereof, in any advertising, promotional or sales literature without prior written consent obtained from JOHNS HOPKINS in each case, except that LICENSEE may state that it is licensed by JOHNS HOPKINS under one or more of the patents and/or applications comprising the Patent Rights.

                            ARTICLE XI - ASSIGNMENT

     This Agreement may not be assigned, in whole or in part, except in conjunction with the sale of the entire business, or an operating business division, of LICENSEE to which the Patent Rights relate, without the prior consent of JOHNS HOPKINS, which consent shall not be unreasonably withheld.

                        ARTICLE XII - GOVERNMENT RIGHTS

     12.1 Pursuant to 35USC202, JOHNS HOPKINS has elected to take all rights, title and interest in the inventions forming the basis of the Patent Rights.

     12.2 LICENSEE hereby specifically agrees to cooperate with JOHNS HOPKINS in abiding by the terms and conditions imposed on JOHNS HOPKINS pursuant to 35USC200-211 and the regulations promulgated thereunder.

     12.3 JOHNS HOPKINS warrants that it has compiled with and will continue to comply with all duties and obligations running from JOHNS HOPKINS to the Government pursuant to 35USC200-211 and the regulations promulgated thereunder.

     12.4 LICENSEE agrees to manufacture in the United States those Licensed Products which are sold and used in the United States.


                           ARTICLE XIII - TERMINATION

     13.1 This Agreement shall terminate if LICENSEE dissolves, unless this Agreement has been assigned prior to the date of dissolution.

     13.2 Should LICENSEE fail to pay JOHNS HOPKINS royalties due and payable hereunder, JOHNS HOPKINS shall have the right to terminate this Agreement on sixty (60) days' written notice, unless LICENSEE shall pay JOHNS HOPKINS within the sixty (60) day period, all such royalties and interest due and payable. Upon the expiration of the sixty (60) day period, if LICENSEE shall not have paid all such royalties and interest due and payable, the rights, privileges and license granted hereunder shall terminate.

     13.3 Upon any material breach or default of this Agreement by LICENSEE other than those occurrences set out in Paragraphs 13.1 and 13.2 hereinabove, which shall always take precedence in that order over any material breach or default referred to in this Paragraph 13.3, JOHNS HOPKINS shall have the right to terminate this Agreement and the rights, privileges and license granted hereunder by giving ninety (90) days' notice to LICENSEE. Such termination shall become effective unless LICENSEE shall have cured any such breach or default prior to the expiration of the ninety (90) day period.

     13.4 LICENSEE shall have the right to terminate this Agreement at any time on six (6) months' notice to JOHNS HOPKINS and upon payment of all amounts due JOHNS

HOPKINS.

     13.5 Upon termination of this Agreement for any reason, nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination. LICENSEE and any Subsidiary and sublicensee thereof may, however, after the effective date of such termination, sell all Licensed Products, and complete Licensed Products in the process of manufacture at the time of such termination and sell the same, provided that LICENSEE shall pay to JOHNS HOPKINS the royalties thereon as required by Article IV of this Agreement and shall submit the reports required by Article V hereof on the sales of Licensed Products.

     13.6 Upon termination of this Agreement for any reason during the Exclusive Period, any sublicensee not then in default shall have the right to seek a license from JOHNS HOPKINS under the same terms and conditions as set forth hereunder.

     13.7 The provisions of Paragraph 8.1, Article IX, and Article X shall survive termination of this Agreement.

            ARTICLE XIV - PAYMENTS, NOTICES AND OTHER COMMUNICATIONS

     Any payment, notice or other communication pursuant to this Agreement shall be sufficiently made or given on the date of mailing if sent to such party by certified first class mail, postage prepaid, addressed to it at its address below or as it shall designate by written notice given to the other party:

     In the case of JOHNS HOPKINS:

          Johns Hopkins University
          300 Whitehead Hall
          Charles and 34th Streets
          Baltimore, Maryland  21218
          Attention: Edwin T. Yates, Ph.D.

                                    [Blank]

With a copy to:

     Associate Dean for Corporate Affairs
     Johns Hopkins University
     School of Hygiene and Public Health
     111 Market Place, Suite 840
     Baltimore, Maryland  21202-6709
     Attention: Alan M. Goldberg, Ph.D.

In the case of LICENSEE:

     Edward Lanphier
     Sangamo BioSciences, Inc.
     P.O. Box 334
     Ross, California 94957

With a copy to:

     Stephan Dolezalek, Esq.
     Brobeck, Phleger & Harrison
     Two Embarcadero Place
     2200 Geng Road
     Palo Alto, California 94303


                     ARTICLE XV - MISCELLANEOUS PROVISIONS

     15.1 This Agreement shall be construed, governed, interpreted and applied in accordance with the laws of the State of Maryland, U.S.A., except that questions affecting the validity, construction and effect of any patent licensed hereunder, shall be determined by the law of the country in which the patent was granted.

     15.2 The parties hereto acknowledge that this Agreement sets forth the entire Agreement and understanding of the parties hereto as to the subject matter hereof, and shall not be subject to any change or modification except by the execution of a written instrument subscribed to by the parties hereto.

     15.3 The provisions of this Agreement are severable, and in the event that any provisions of this Agreement shall be determined to be invalid or unenforceable under any controlling body of the law, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

     15.4 LICENSEE agrees to mark the Licensed Products sold in the United States with all applicable United States patent numbers. All Licensed Products shipped to or sold in other countries shall be marked in such a manner as to conform with the patent laws and practice of the country of manufacture or sale.

     15.5 The failure of any party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party.

     15.6 Claims, disputes, or controversies concerning the validity, construction, or effect of any patent licensed hereunder shall be resolved in any court having jurisdiction thereof.

     15.7 A grant application under the Advanced Technology Program was filed on March 29, 1995 (Appendix C). If a grant is awarded, any Invention made pursuant thereto where an investigator at JOHNS HOPKINS is the sole inventor or a coinventor shall be assigned to LICENSEE. Such Invention shall be assigned hereunder and shall thereafter fall within the definition of Patent Rights and therefore shall be subject to Sections 3.2, 3.3 and 3.4 hereof and to the royalty payments required by Sections 4.1(c)(i), 4.1(d) and 4.4 hereof as part of the rights licensed hereunder.

     IN WITNESS WHEREOF, the parties have hereunto set their hands and seals and duly executed this Agreement the day and year set forth below.


JOHNS HOPKINS UNIVERSITY


By:
    -------------------------------------------------------
    Herbert R. Hansen, Jr., MBA, CPA
    Senior Associate Dean, Finance and Administration

Date:
      ----------------------------------

                                       OR


By: /s/ Alan M. Goldberg
    -------------------------------------------------------
    Alan M. Goldberg, Ph.D.
    Associate Dean, Corporate Affairs

Date: July 10th, 1995
      ----------------------------------

                                      AND

By: /s/ John Groopman
    -------------------------------------------------------
    John Groopman, Ph.D.
    Chairman, Environmental Health Sciences

Date: 7/10/95
      ----------------------------------


SANGAMO BIOSCIENCES, INC.


By: /s/ Edward O. Lanphier II
    -------------------------------------------------------
    Edward O. Lanphier II
    President

Date: June 30, 1995
      ----------------------------------

                                   APPENDIX A

PATENTS:



                                   APPENDIX B

INVENTION DISCLOSURES:



                                   APPENDIX C


ADVANCED TECHNOLOGY PROGRAM GRANT PROPOSAL:




                                   APPENDIX D


RESEARCH AGREEMENT:

                          THE JOHNS HOPKINS UNIVERSITY
                            BALTIMORE, MD 21218-2696

Nina M. Siegler, C.F.A.                           Office of Technology Transfer
Director                                                708 N Wyman Park Center
                                                         3400 N. Charles Street
                                                                 (410) 516-8137
                                                             Fax (410) 516-7811

                                AMENDMENT NO. 1

                        TO THE LICENSE AGREEMENT between

             Johns Hopkins University and Sangamo Biosciences, Inc.


     This Amendment No. 1, dated June 1, 1998 ("Effective Date") to the License Agreement dated June 29, 1995 concerning the licensing and other matters of patent properties referred to in the License Agreement as "Functional Domains in Flavobacterium Okeanokoites (FOK1) Restriction Endonuclease", US Patent Application Serial Number 07/862,831, filed April 3, 1992, JHU Reference C-1191, (Dr. Srinivasan Chandrasegaran, Inventor) and other Patent Rights, is entered into between Johns Hopkins University, a not-for-profit educational institution having an address at 3400 N. Charles Street, Baltimore, MD ("JOHNS HOPKINS" or "JHU") and Sangamo Biosciences, Inc., a corporation of the State of Delaware and having a principal place of business at Point Richmond Tech Center, 501 Canal Blvd, Suite A-100, Richmond, CA ("LICENSEE").

This document amends the License Agreement by the following:

1. In Paragraph 4.1, delete in its entirety paragraph 4.1.(c). Replace with new Paragraph 4.1.(c):

               4.1.(c) LICENSEE shall also pay to JOHNS HOPKINS a running royalty on Licensed Products as follows:

                        (i) for therapeutic products,        *         of Net
                            Sales
                        (ii) for diagnostic products,        *         of Net
                             Sales
                        (iii) for reagent products,            *            of
                              Net Sales

2. Delete in its entirety Paragraph 4.4, and replace with the following new Paragraph 4.4:

               4.4 LICENSEE shall pay to JOHNS HOPKINS a minimum annual royalty according to the following schedule and within thirty (30) days of the end of the calendar year:




* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Amendment No. 1
Sangamo License Agreement
page 2

                         1999,2000         *    per year
                         2001-2005         *    per year
                         2006 and until termination    *    per year


               Failure by LICENSEE to pay the minimum annual royalty required by this Paragraph 4.4 shall give JOHNS HOPKINS the right to convert the exclusive license granted by this Agreement to a nonexclusive license.

3.   Add new Paragraph 4.5 as follows:

               4.5 For the rights, privileges and license granted by Amendment No. 1, dated ______, LICENSEE agrees to pay to JOHNS HOPKINS the
               sum of                      *                            ,
               payable in equal installments within eighteen months of the Effective Date of Amendment No. 1.

4.   Add new Paragraph 6.6 as follows:

               6.6 LICENSEE shall have the right, but not the obligation, to assume primary responsibility for patent prosecution. JOHNS HOPKINS hereby agrees to reasonably cooperate with the transfer of case files, execution of appropriate documents and any other matters needed for LICENSEE to assume such responsibility. In such case, LICENSEE shall provide to JHU copies of all correspondence from and to the US PTO and international equivalents with sufficient time to allow for comment by JHU. LICENSEE shall endeavor to accommodate JHU's comments into a reasonable patent prosecution strategy. In no case shall LICENSEE abandon any application or patent in any country without prior approval from JHU. In any country where the LICENSEE elects not to have a patent application filed or to pay expenses associated with filing, prosecuting, or maintaining a patent application or patent, LICENSEE shall notify JHU allowing at least thirty (30) days for JHU to assume such responsibilities. JHU may file, prosecute, and/or maintain a patent application or patent at its own expense and for its own exclusive benefit and the LICENSEE thereafter shall not be licensed under such patent or patent application. Upon termination of this Agreement, LICENSEE shall immediately transfer all case files, execute any appropriate documents related to patent matters and cooperate in any other matters needed for JHU to assume responsibility for patent prosecution.

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Amendment No. 1
Sangamo License Agreement
page 3

5. In Paragraph 13.7, add after "Article X", insert, "Paragraph 4.5 and Paragraph 6.6".

6.   Add new Paragraph 15.8 as follows:

               15.8 With respect to "Methods for Inactivating Target DNA and For Detecting Conformation Change in a Nucleic Acid", Inventor, Srinivasan Chandrasegaran, US Patent Application SN 08/647,449, Filed 5/7/96 (JHU Docket: C-1288), LICENSEE hereby acknowledges and agrees that Dr. Chandrasegaran is the sole inventor of this property.

7.   In Appendix A, add:

               5. "General Method to Clone Hybrid Restriction Endonucleases Using lig Gene"
                     Srinivasan Chandrasegaran,
                     US Patent Application SN 08/575,361          Filed 12/24/95
                     JHU Docket: C-1274

               6. "Methods for Inactivating Target DNA and For Detecting Conformation Change in a Nucleic Acid"
                     Srinivasan Chandrasegaran,
                     US Patent Application SN 08/647,449          Filed 5/7/96
                     JHU Docket: C-1288

8. Except as expressly modified by this Amendment No. 1, the License Agreement shall remain in full force and effect.

9. In Paragraph 3.2(e) change it to read, "Within seven (7) years of the Effective Date of this Agreement, LICENSEE shall have made a commercial sale of at least one (1) Licensed Product."

Amendment No. 1
Sangamo License Agreement
page 4


     IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed and delivered as of the date first written above.


For Sangamo Biosciences, Inc.:


/s/ Edward O. Lanphier II                             7/16/98
--------------------------------------            ---------------
Edward O. Lanphier II                                  Date
President


For Johns Hopkins University:



/s/ Herbert R. Hansen, J.                             7/8/98
--------------------------------------            ---------------
Herbert R. Hansen, J., MBA, CPA                        Date
Senior Associate Dean, Finance and
Administration



Sangamo Amendment #1 (6/29/98)

Ms. Nina M. Siegler
Director, Office of Technology Transfer
Johns Hopkins University
708N Wyman Park Center
3400 N. Charles Street
Baltimore, MD 21218-2695

Dear Nina:

               As you know, the License Agreement between Johns Hopkins University ("JHU") and Sangamo BioSciences, Inc. dated June 29, 1995, in Article IV(a) at page 9, grants JHU certain rights to invest its own funds in investment funding of Sangamo.

               Sangamo has filed a Registration Statement with the SEC for an initial public offering ("IPO") which we expect will take place in late March or April 2000. While we understand that Article IV(a) was intended to apply to private financings prior to our IPO, Lehman Bros., our lead underwriter, has asked us to have you confirm that paragraph (a) of Article IV will terminate upon our IPO. In accordance with our telephone conversation on March 9, 2000, in order to make it completely clear that Article IV(a) will not apply to our IPO and thereafter Sangamo will pay JHU $25,000 upon receipt of a signed copy of this letter and an additional $25,000 on September 15, 2000 in consideration for the following amendment to the License Agreement and Agreement:

               Article IV(a) is hereby amended by adding the following sentence at the end of paragraph (a): "THE PROVISIONS OF THIS PARAGRAPH
               (a) WILL TERMINATE UPON THE SALE BY THE COMPANY OF ITS COMMON STOCK IN ITS INITIAL PUBLIC OFFERING MADE PURSUANT TO A REGISTRATION STATEMENT DECLARED EFFECTIVE BY THE SECURITIES AND EXCHANGE COMMISSION."


JHU acknowledges that Sangamo has complied with all of the provisions of Article IV(a).

               Please sign a copy of this letter and return it to me at your earliest convenience. We appreciate your cooperation in helping us become a public company.

                                   Sincerely,

                                   Edward Lanphier

THE FOREGOING IS AGREED TO:
JOHNS HOPKINS UNIVERSITY

By:
   --------------------------------
Dated:                       , 2000
      ----------------------